EXHIBIT 99.1

On January 20, 2004, the Registrant issued the following press release:

                 "PYR ENERGY REPORTS QUARTERLY FINANCIAL RESULTS

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced unaudited financial results for the three months ended November 30, 2003.

     For the quarter ended November 30, 2003, the Company recorded a net loss of $361,802, or 2 cents ($0.02) per common share, compared with a net loss of $836,373, or 4 cents ($0.04) per common share, for the quarter ended November 30, 2002.

     During the quarter ended November 30, 2003, the Company recorded $40,018 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $15,271, the Company reflected $24,747 in net revenues from oil and gas operations. During the quarter ended November 30, 2002, the Company recorded $47,544 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $21,037, the Company reflected $26,000 in net revenues from oil and gas operations. All Company oil and gas revenues were a result of production from the East Lost Hills #1 well in the San Joaquin Basin of California, which commenced its first production on February 6, 2001.

     Interest income was $5,567 and $20,746 for the three month periods ended November 30, 2003 and 2002, respectively. The Company incurred $79,354 and $75,566 in interest expense in the quarters ended November 30, 2003 and 2002, respectively, associated with the convertible notes dated May 24, 2002. General and administrative expenses associated primarily with the Company's efforts to pursue its exploration projects totaled $251,490 for the quarter ended November 30, 2003 and $325,306 for the quarter ended November 30, 2002.

     At November 30, 2003, the Company had cash of $3,114,283, total assets of $8,820,295, current liabilities of $934,492, and stockholders' equity of $1,268,238. There were 23,701,357 common shares outstanding at November 30, 2003.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as the San Joaquin Basin of California. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release and the Company's website contain forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release and the Company's website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity."